Exhibit 10.5

SUMMARY OF DIRECTOR COMPENSATION
OF
STATE BANK FINANCIAL CORPORATION

Directors who are employees of State Bank Financial Corporation (the “Company”) do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Annual retainer	$40,000 (payable in quarterly installments)
Fee for attending each Board meeting in person	$1,000
Fee for attending each Board meeting by telephone	$500
Fee for attending each Committee meeting in person or by telephone	$500
Additional annual retainer for Chairs of the Audit Committee, Independent Directors Committee and Risk Committee	$10,000 (payable in quarterly installments)

Each non-employee director also receives an annual grant of restricted stock in an amount equal to $30,000 divided by the closing price of the Company’s common stock on the date of the grant. The shares of restricted stock vest in full on the date of the next annual meeting of shareholders following the date of grant. In addition, from time to time, our non-employee directors may perform services for the Company in their capacity as directors that are beyond the services intended to be covered by the compensation described above, and the Company will pay its directors additional compensation for such services. The Company also reimburses its non-employee directors for reasonable expenses incurred in connection with serving as a director.